                                                           EXHIBIT 10.1

                         EAGLE ACQUISITION SERVICES L.L.C.
                                152 West 57th Street
                             New York, New York  10019
                             Telephone:  (212) 757-8966
                            Telecopier:  (212) 757-8972

                                   August 6, 1998


Board of Directors

Eagle Finance Corp.
1425 Tri-State Parkway, Suite 140
Gurnee, Illinois 60031

Gentlemen:

       This letter sets forth the principal terms on which Eagle Acquisition Services L.L.C. ("EASC"), through a newly-formed subsidiary of EASC ("New Eagle"), would acquire certain of the assets, and assume certain of the liabilities, of Eagle Finance Corp. (the "Company").

       1.FORM OF TRANSACTION, CONSIDERATION AND OTHER TERMS.

       (a) FORMATION OF TRANSACTION. Subject to the terms and conditions set forth herein, EASC proposes to effect a transaction pursuant to which New Eagle would purchase, free and clear of all liens, claims and other encumbrances of any kind, the following assets owned by the Company (collectively, the "Assets"):

              (i) all furniture, fixtures, equipment, supplies and other tangible personal property owned by the Company and used in the operation of the Company's automobile finance business (the "Business") and the right to receive all utility and rent deposits related to the Office Leases (as such term is defined below);

              (ii) all books, records, customer lists and similar data used in the Business (which books and records shall not include the corporate books and records of the Company);

              (iii) all leases (the "WPT Leases") between the Company and Wonderlic Personal Test, Inc. ("WPT");

              (iv) the rights under the agreement between WPT and the Company relating to the Eagle Credit Index;

              (v) the leases of the Company's offices in Gurnee, Illinois and Tampa, Florida (the "Office Leases"); and

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              (vi)   all tradenames, copyrights and other intellectual property rights of any kind owned by the Company and used in the Business (some of which, at the option of New Eagle, may be placed in a third party escrow).

In addition, the Company and EASC acknowledge the significant value of the Company's rights under the servicing agreement (including the rights under related asset purchase agreements) with General Electric Capital Corporation (the "GECC Agreements"). The Company and EASC agree to take appropriate and reasonable actions to preserve such value including either entering a sub-servicing arrangement (as contemplated in the Servicing Agreement referenced in subsection (e) below with, or assigning to, New Eagle the Company's rights (subject to related obligations and together with the off-balance sheet reserves associated therewith). Any such sub-servicing arrangement or assignment shall provide that an agreed upon portion of any amounts realized by New Eagle (as servicing fees or otherwise) on any such reserves (referred to herein as the "GECC Reserve Participation") shall be paid to the Company after receipt thereof by New Eagle during the 12 months following the Closing and on an agreed upon accelerated basis for amounts due after the June 30, 1999. In this regard, the parties anticipate that New Eagle would provide to the Company a proposal relating to such accelerated payment no later than March 31, 1999.

It is understood and agreed by the parties that the Assets shall not include the Company's cash, marketable securities, tax credits, net operating loss carryforward, Company-owned finance receivables, repossessed vehicles or charged-off finance receivables.

       (b) CONSIDERATION. In consideration for its acquisition of the Assets, New Eagle agrees to assume certain specified liabilities as set forth in more detail below at the Closing and to pay to the Company, if appropriate, the GECC Reserve Participation.

       (c) ASSUMPTION OF LIABILITIES. New Eagle would assume the following disclosed ordinary course obligations or liabilities of the Business including those due to be performed after the Closing under the Office Leases, the WPT Leases, the employee stay bonus and, if appropriate, the GECC Agreements (collectively, the "Assumed Liabilities"). No other obligations, contingencies or liabilities of the Company or the Business would be assumed by New Eagle or EASC.

       (d) EMPLOYEES. At the Closing, New Eagle would be permitted, but would not be obligated, to offer employment to current employees of the Company on such terms as New Eagle, in its sole discretion, may determine. Without limiting the foregoing, the Company has been advised that most of its employees would be offered employment with New Eagle. Additionally, the Company understands that the employment of certain senior executives would be phased-in over a period of time determined by New Eagle and acceptable to the respective senior executive.

       (e) SERVICING AGREEMENT. At the Closing, the Company and New Eagle would enter into a servicing agreement substantially in the form attached hereto as Exhibit A (the "Servicing Agreement"). The Company would retain the right to sell owned and charge-off receivables remaining after two hundred and seventy (270) days. New Eagle would have the

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right of first refusal to purchase receivables at 95% of the highest cash offering price.  Closing of such sale would occur on or before June 30, 1999.

       2. DUE DILIGENCE AND FINANCIAL REVIEW.

       From and after the date hereof and until the termination of this letter of intent, the Company shall grant EASC and New Eagle and their counsel, accountants, advisors, representatives, agents and employees, full and complete access to the Company's facilities, properties, information and data, and to its accountants, personnel and other representatives, and shall make available to EASC and New Eagle and their counsel, accountants, advisors, representatives, agents and employees, all such other documents, books, records and information relating to the business, affairs, financial and other condition of the Company and its properties and its affiliates as shall be requested by EASC or New Eagle. The parties agree that all information furnished shall remain confidential. Without limiting the foregoing, the Company has been advised that the due diligence review will be completed within four weeks from the date of this letter.

       3. CERTAIN COVENANTS.

       The Company hereby agrees that prior to the Closing the Company will operate its business in a manner consistent with prior practice and will use its reasonable efforts to maintain the goodwill of its employees, customers, suppliers and other persons with which it has commercial dealings.

       4. DOCUMENTATION AND OTHER CONDITIONS.

       (a) The transaction contemplated herein shall be conditional on the completion of a due diligence review, satisfactory to EASC and New Eagle in their sole discretion, of all relevant business, financial, legal and other information regarding the Company and the Business.

       (b) The transactions contemplated herein shall be subject to the negotiation, execution and delivery of definitive documents, including the Servicing Agreement and a definitive asset purchase agreement (the "Purchase Agreement") between New Eagle and the Company, containing, among other provisions, customary and appropriate representations and warranties, covenants and conditions (including, without limitation, third party consents to the assignment of the WPT Leases, the Eagle Credit Index rights and the Office Leases and, if appropriate, the sub-servicing arrangement or assignment of the GECC Agreements), indemnifications and other provisions.

       (c) The proposal contained in this letter of intent is subject to the ability of EASC and/or New Eagle to raise $2,000,000 of new equity capital.

       (d) The parties intend to enter into the Purchase Agreement as soon as practicable and to close (the "Closing") no later than ninety days subsequent to the full execution of this letter of intent.

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       5. PUBLICITY.

       Except as required by law or as recommended by legal counsel, no party shall make any announcement of the transactions contemplated herein to the employees of the Company (other than key management and other persons whose knowledge thereof is appropriate in connection herewith), news or wire services or otherwise except with the consent and approval of the other party.

       6. EXCLUSIVITY.

       Except for continuing its discussions with L.M. Sandler & Sons, Inc. or its affiliates which may continue through August 14, 1998, the Company hereby agrees that until termination of this letter of intent, it shall not without the prior consent of EASC, directly or indirectly, solicit any proposal or offer concerning the sale, transfer or merger of the Company, the sale or other transfer of the Business and/or the Assets or the sale or other transfer of any of the capital stock of the Company (each, a "Sale"). Notwithstanding the foregoing, the Company may engage in discussions or negotiations with, furnish nonpublic information concerning the Company, any subsidiary of the Company, and their respective properties, assets and business to, and grant access to the facilities of the Company or any subsidiary of the Company to, any person that has made an unsolicited competing proposal, but only to the extent the Company's board of directors shall conclude in good faith on the basis of the advice of its outside counsel that the failure to take such action would be inconsistent with its fiduciary duties under applicable law. If the Company shall take any of the actions referenced in the immediately preceding sentence, and shall within one year from the date hereof sell or transfer a controlling interest in the Company or all or substantially all of the assets of the Company to any person other than EASC or New Eagle, the Company shall upon closing of such transaction pay to EASC a fee of $100,000; provided, however, that such payment shall not be required if:

       (a) the Company undertakes an orderly liquidation of its assets for the benefit of its stakeholders; or

       (b) if (a) above shall not apply, unless EASC shall have taken each of the following actions: (i) on or before September 28, 1998, EASC shall have delivered to the Company a draft of the definitive Purchase Agreement contemplated in paragraph 4(b) above; (ii) on or before October 13, 1998, EASC shall have advised the Company that it has received binding subscriptions for the new capital contemplated in paragraph 4(c) above; (iii) neither EASC nor New Eagle shall have breached any of their obligations under the definitive Purchase Agreement; and (iv) on or before October 28, 1998, EASC shall have notified the Company that it is prepared to purchase the Assets in accordance with the terms set forth in the definitive Purchase Agreement.

       7. GOVERNING LAW.

       This letter of intent and the terms hereof shall be governed by and construed in accordance with the laws of the State of Delaware without regard to its conflicts of laws principles.

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       8. EXPENSES.

       Each of the parties hereto shall bear its own costs and expenses incurred in connection with the proposed transactions contemplated herein whether or not the Closing shall occur.

       9. PRIOR AGREEMENT.

       This letter of intent supersedes all prior agreements (except for the Confidentiality Agreement executed by Mr. Arnold) and understandings of the parties hereto with respect to the subject matter hereof.

       10. TERM.

       (a) Subject to subsection (b) of this Section 10, this letter of intent shall automatically terminate ninety days subsequent to the full execution hereof unless extended by the written agreement of the parties hereto.

       (b) Unless this letter of intent is executed by the Company and received by EASC at c/o R. H. Arnold & Company, 44th Floor, 152 West 57th Street, New York, New York 10019, by 5:00 p.m., New York time, on August 6, 1998, the proposals contained herein and this letter of intent shall automatically terminate.

       11. BINDING AGREEMENTS.

       The parties hereto each understand and agree that the purpose of this letter of intent is to set forth their mutual understandings regarding the proposed transaction described herein. The parties understand and agree that this letter of intent expresses their preliminary understandings and good faith intentions only and does not create a binding obligation upon any party hereto except that Sections 2, 5, 6, 7, 8 9, 10 and 11 hereof are intended to be and are binding obligations of the parties hereto.

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If the foregoing accurately reflects your understanding, please indicate your intent to proceed with the transaction contemplated herein by signing the enclosed counterpart of this letter of intent in the space provided below for such purpose, and return such signed counterpart to the undersigned.

                                       Very truly yours,

                                       EAGLE ACQUISITION SERVICES L.L.C.


                                       By: /s/ Robert H. Arnold
                                          ------------------------------------
                                          Robert H. Arnold
                                          Chairman

Agreed and Accepted, as of this
13th day of August, 1998

EAGLE FINANCE CORP.


By: /s/ Robert J. Braasch
   ------------------------------------

Its: President
    -----------------------------------

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

                                    SCHEDULE "A"
                                   Servicing Fees

GECC

       4% annualized prior month account balance.  (MINIMUM $20.00 PER
ACCOUNT)

       Bonus Servicing:     25%    first         $   500,000   earned
                            30%    to            $ 1,000,000
                            35%    to            $ 1,500,000
                            40%    to            $ 2,000,000
                            45%    to            $ 2,500,000
                            50%    beyond        $ 2,500,001

SECURITIZATION

       4% annualized prior month account balance (MINIMUM $20.00 PER ACCOUNT)

       Repo Expenses Reimbursed - Estimate       $400.00       per account
       Repo Fee (Labor and Overhead)             $300.00       per account

EAGLE OWNED

       4% annualized prior month account balance.  (MINIMUM $20.000 PER ACCOUNT)

       P&L Recoveries:      25%    first         $   400,000   earned
                            30%    to            $   800,000
                            35%    to            $ 1,200,000
                            40%    to            $ 1,600,000
                            45%    to            $ 2,000,000
                            50%    beyond        $ 2,000,001

       Repo Expenses Reimbursed - Estimate       $400.00       per account
       Repo Fee (Labor and Overhead)             $300.00       per account

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